Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055

Select Medical Corporation Reaffirms its Guidance After Unusual Trading Activity

         MECHANICSBURG, PENNSYLVANIA - - August 27, 2002 - - Select Medical Corporation (Nasdaq: SLMC) today announced that it is reaffirming its guidance for the quarter ending September 30, 2002 and the full year ending December 31, 2002.

         Select acknowledged unusual trading activity in its stock this morning. The unusual trading activity may have been related to announcements this morning by a competitor regarding Medicare reimbursement rules for outpatient therapy. Effective July 1, 2002, Select implemented policies and procedures designed to comply with a directive of the Center for Medicare and Medicaid Services (“CMS”).

         Medicare reimbursement constitutes about 8% of Select’s outpatient revenues. Select has implemented some operational modifications to assure compliance with the CMS directive. Select does not expect these changes to have a material impact on its outpatient rehabilitation businesses. The financial impact of these operational modifications during the month of July 2002 was not significant.

         Select reiterates the guidance it provided in its press release on July 29, 2002, as follows:

         Quarter ending September 30, 2002:

•	Net revenue is currently expected to be in the range of $255 to $265 million (compared to $239.2 million in the same quarter, prior year).

•	EBITDA is currently expected to be in the range of $28 to $30 million (compared to $25.9 million in the same quarter, prior year).

•	Diluted earnings per share is currently expected to be in the range of $0.17 to $0.18 (compared to $0.13 in the same quarter, prior year).

         Full year ending December 31, 2002:

•	Net revenue is currently expected to be in the range of $1.07 to $1.08 billion

•	EBITDA is currently expected to be in the range of $127 to $129 million.

•	Diluted earnings per share is currently expected to be in the range of $0.86 to $0.89.

         Select Medical Corporation is a leading operator of long-term acute care hospitals in the United States. Select operates 68 specialty acute care hospitals in 22 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 740 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at www.selectmedicalcorp.com.

         Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Investor inquiries:

Joel Veit, 717/972-1101

ir@selectmedicalcorp.com